Exhibit 99.1

Cost-U-Less Reports March 2005 Sales Results

Bellevue, WA, April 6, 2005

Cost-U-Less, Inc. (the “Company”) (Nasdaq: CULS) today reported an increase of 4.7% in same store sales (stores open a full 13 months), for the five weeks ended March 27, 2005. For the corresponding period a year ago the Company experienced a same store sales increase of 15.8%. For the thirteen weeks (first fiscal quarter) ended March 27, 2005 same store sales rose 7.1% compared to 15.3% for the corresponding period a year ago.

Same store sales for the five weeks ended March 27, 2005 were negatively impacted by the timing of the Easter Holiday. All except the Company’s Fiji store closed for at least one of the days during the Easter Holiday weekend which occurred during fiscal April in the prior year. Same store sales for the corresponding period a year ago are calculated on stores excluding the Guam market as the Company’s Dededo store was closed from December 8, 2002 until October 3, 2003 due to damage resulting from Supertyphoon Pongsona that swept through the island of Guam on December 8, 2002.

Total sales for the five weeks ended March 27, 2005 increased 3.8% to $20.6 million, compared to $19.8 million for the corresponding period a year ago. Total sales for the thirteen weeks ended March 27, 2005 increased 6.3% to $53.2 million, compared to $50.1 million for the corresponding period a year ago.

On April 27, 2005 the Company expects to announce its financial results for the first fiscal quarter ended March 27, 2005.

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including comparable store sales expectations, trends in or expectations regarding the Company’s revenue growth, and the Company’s growth plans are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including that the Company may encounter substantial delays, increased expenses or loss of potential store sites due to the complexities, cultural differences, and local political issues associated with the regulatory and permitting processes in the island markets in which the Company may locate its stores. Prolonged adverse occurrences affecting tourism or air travel, particularly to non-U.S. destinations, including political instability, armed hostilities, terrorism, natural disasters or other activity that involves or affects air travel or the tourism industry generally, could cause actual results to differ materially from historical results or those anticipated. Other risks and uncertainties include the Company’s small store base; the mix of geographic and product revenues; relationships with third parties; litigation; the Company’s ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company’s filings with the SEC.

For further information, contact:
Martin Moore
VP-Chief Financial Officer
Email: mmoore@costuless.com
425-945-0213